MOLSON COORS CEO PETER SWINBURN TO RETIRE AT END OF 2014;
BOARD NAMES MOLSON COORS EUROPE CEO MARK HUNTER AS SUCCESSOR

(DENVER, Colo. and MONTREAL, Quebec) - July 25, 2014 - Molson Coors Brewing Company (NYSE: TAP; TSX: TPX) today announced that after a 40-year career in the beer business, Peter S. Swinburn, Chief Executive Officer and President, has decided to retire from the Company and its Board of Directors on December 31, 2014. The Board has named Mark R. Hunter, currently CEO and President of Molson Coors Europe and a 25-year industry veteran, CEO and President of Molson Coors, effective upon Mr. Swinburn’s retirement, at which time he will also join the Company’s Board. Mr. Swinburn, 61, who has served as Molson Coors’ CEO since 2008, will continue to lead the company until his retirement, working closely with the Board and Mr. Hunter to ensure a smooth transition.

Peter H. Coors, Chairman of the Board, said, “On behalf of the Board, I want to thank Peter for his extraordinary contributions over the past six years as our company’s CEO. Peter has personified the values, culture and performance that have become the hallmark of our organization and as a Board, we respect his decision to retire and appreciate his continued leadership through this transition. Peter has led the Company through a period of significant growth and change, with milestones that include the formation of the MillerCoors JV in the U.S., the acquisition of StarBev in Europe, and the development of additional strong and growing global brands. Simply put, we are a stronger, more global and more dynamic company today as a result of Peter’s influence.

“At the same time, we are excited that we have an executive of Mark’s caliber who can seamlessly step into the CEO role,” said Mr. Coors. “Mark is a true leader and brings a deep knowledge of all aspects of our business, as well as years of exceptional brand-building and commercial beer industry expertise. He is also recognized throughout our organization for his integrity and belief in the extraordinary people who make Molson Coors so successful. The Board is confident that Mark is the right person to lead us going forward and continue our strong momentum.”

Mr. Swinburn said, “It has been a privilege to be part of the Molson Coors organization for the past 12 years, and I am proud of all we have accomplished during my time here. Molson Coors has the right strategy in place, a strong financial foundation, and some of the most dedicated and talented leaders-like Mark Hunter-in the beer industry. I am confident that under Mark’s leadership, the Company’s best days are ahead. At the same time, it is business as usual at Molson Coors and we will remain focused on growing our brands and creating value for shareholders.”

Mr. Hunter remarked, “Molson Coors is extremely well-positioned for growth, with world-renowned brands, strong market share across key geographies, and the most talented and dedicated employees in the industry. I am grateful to the Board for its vote of confidence and look forward to working closely with them and with our management team over the coming months to ensure a seamless transition and execute on our strategy for growing brands and shareholder value.”

Mark Hunter Biography

Mr. Hunter, 51, most recently served as CEO and President of Molson Coors Europe since January 2013. Prior to this role, Mr. Hunter served as CEO and President of Central Europe since June 2012 and as CEO and President of MCBC UK from December 2007 until June 2012. Previously, from May 2005 to November 2007, he was Chief Commercial Officer for Molson Coors Canada, where he was responsible for all sales and marketing activities.

From 1997 to 2005, he served on the board of Bass Brewers Ltd. and Coors Brewers Limited (now MCBC UK) as Marketing Director. During such time, Mr. Hunter had accountability for the Bass Brewers brand portfolio including Carling plus business unit strategy and export development. From 1989 to 1997, Mr. Hunter held marketing leadership roles for Bass Brewers. Before joining Bass Brewers in 1989, he held sales positions with Hallmark Cards and Bulmers Drinks. Mr. Hunter holds a Bachelor Honours degree in Marketing and Business Administration from the University of Strathclyde in Glasgow, Scotland, where he was also awarded an Honorary Doctorate in 2009.

Forward Looking Statements
This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws.  Generally, the words “believe,” "expect,” "intend,” "anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature.  Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”).  These factors include, among others, impact of competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; pension plan costs; availability or increase in the cost of packaging materials; our ability to maintain manufacturer/distribution agreements; our ability to implement our strategic initiatives, including executing and realizing cost savings; our ability to successfully integrate our Central Europe business; changes in legal and regulatory requirements, including the regulation of distribution systems; increase in the cost of commodities used in the business; our ability to maintain brand image, reputation and product quality; our ability to maintain good labor relations; changes in our supply chain system; additional impairment charges; the impact of climate change and the availability and quality of water; risks relating to operations outside North America; success of our joint ventures; lack of full-control over the operations of MillerCoors; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year-ended December 31, 2013, which are available from the SEC.  All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.  We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Overview of Molson Coors Brewing Company
Molson Coors Brewing Company is a leading global brewer delivering extraordinary brands that delight the world's beer drinkers. It brews, markets and sells a portfolio of leading premium brands such as Coors Light, Molson Canadian, Carling, Staropramen and Blue Moon across The Americas, Europe and Asia. It operates in Canada through Molson Coors Canada; in the US through MillerCoors; across Europe through Molson Coors Europe; and outside these core markets through Molson Coors International. For the past two years, the company has been listed on the Dow Jones Sustainability World Index and named global Beverage Sector Leader. Molson Coors is constantly looking for ways to improve its Beer Print.  For more information on Molson Coors Brewing Company visit the company's Web site, www.molsoncoors.com.

Molson Coors Brewing Company

Media:
Colin Wheeler, (303) 927-2443

or

Investor Relations:
Dave Dunnewald, (303) 927-2334